Exhibit 99.2

Cellectar Biosciences to Present at the 5th Annual SeeThru Equity Microcap Investor Conference

Madison, WI (May 24, 2016) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused biotechnology company, announces today its CEO, Jim Caruso, will be presenting at the 5th Annual SeeThru Equity Microcap Investor Conference on Tuesday, May 31, 2016 at 11:00 AM ET. The conference is being held at Convene, which is located at 730 Third Avenue in New York City.

“We will continue to actively engage and educate the investment community on the unique science and clinical potential of our Phospholipid Drug Conjugate (PDC) delivery platform and associated product pipeline,” said Mr. Caruso. “The SeeThru Equity Micrcocap Investor Conference provides a meaningful opportunity to expand awareness of our novel technology and provide a company performance update.”

Following the presentation, a link will be posted to the company’s website and include the presentation and accompanying audio.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC Delivery Platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com